EXHIBIT 23.1


                    Consent of Independent Auditors


The Board of Directors
Superior Energy Services, Inc.


We consent to incorporation by reference in registration statements NO. 333-22603 on Form S-3, No. 333-12175 and No. 333-43421 on Form S-8 of Superior Energy Services, Inc. of our report dated March 9, 1999, relating to the consolidated balance sheets of Superior Energy Services, Inc., and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended, which report appears in the December 31, 1998, annual report on Form 10-KSB of Superior Energy Services, Inc.




                                                KPMG LLP
New Orleans, Louisiana
March 26, 1999